Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE BYLAWS

OF

SUNWORKS, INC.

a Delaware corporation

The undersigned hereby certifies that he is the duly elected, qualified and acting Chief Executive Officer of Sunworks, Inc., a Delaware corporation (the “Corporation”), and that the Bylaws of the Corporation were amended by resolution of the Board of Directors of the Corporation, effective as of June 2, 2021, as follows:

Section 3.5 is hereby amended and restated in its entirety to read as follows:

“3.5 Quorum Requirements. The holders of 33 1/3% of the Shares Entitled to Vote, represented in person or by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.”

The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on June 2, 2021.

/s/ Gaylon Morris
Gaylon Morris
Chief Executive Officer